Exhibit 99.24(b)10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Service Agreements and Other Service Providers” and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 20, 2012, with respect to the consolidated financial statements of Thrivent Financial for Lutherans, (2) dated April 23, 2012, with respect to the financial statement schedules of Thrivent Financial for Lutherans listed on pages F-40 through F-42 of the Registration Statement and (3) dated April 23, 2012, with respect to the financial statements of Thrivent Variable Annuity Account B in Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 and related Prospectus of Thrivent Variable Annuity Account B.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 23, 2012